Financial Framework Services Agreement

The following Agreement (the "Agreement") is entered this 27th day of January 2011, by and between

TAP e-Payment Services (HK) Limited, **a** Hong Kong Limited Company 51% owned subsidiary of Sino Payments, Inc. [OTCBB: SNPY] ("TeP") with its office located at Unit T25, GF Bangkok Bank Bldg., 18 Bonham Strand West, Sheung Wan, Hong Kong,

and

TAP Services (HK) Limited, a Hong Kong Limited Company ("TAP Group") with its office located at Unit G, 18/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong, with reference to the following:

READINGS/RECITALS

A. TAP Services (HK) Ltd. agrees to purchase services related to establishment and ongoing data transfer and related maintenance of its' Financial Framework division from TeP.

B. TAP e-Payment Services (HK) Ltd. agrees to provide such services to TAP Group and TAP Group's clients (initial client list in attached Addendum) as will be required by TAP Group related to the processing of point of sale data from TAP Group and TAP Group's clients for the processing of Financial Framework transactions and related services for TAP Group.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TeP to provide the services for the processing of Financial Framework transactions to TAP Group and TAP Group's clients as needed on an ongoing basis from the date of this agreement.
2. TAP Group to provide TeP with purchase orders for each client / project in which TAP Group wishes TeP to undertake on its behalf including the conversion of existing client contracts now being serviced by TAP directly.

1. REPRESENTATIONS, WARRANTS AND COVENANTS. TeP represents warrants and covenants to TAP Group as follows:

A. TeP and the TAP Group have the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by TeP and its delivery to TAP Group, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by TeP's Board of Directors and no further authorization shall be necessary on the part of TeP for the performance and consummation by TeP of the transactions which are contemplated by this Agreement.

B. The business and operations of TeP and TAP Group have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect the TeP, TAP Group or their properties, assets, businesses or prospects. The perf+ormance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of TeP or TAP Group or cause acceleration under any arrangement, agreement or other instrument to which the TeP or TAP Group is a party or by which any of its assets are bound. TeP and TAP Group, respectively, have performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

Initials ___ (TAP e-Payment Services (HK) Ltd.) ____ (TAP Services (HK) Ltd.)

2. NOTICES. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail, (ii) overnight delivery with confirmation of delivery, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

If to TAP e-Payment Services (HK) Limited:	**TAP e-Payment Services (HK) Ltd. – Matthew Mecke**
If to TAP Group:	**TAP Services (HK) Ltd. – Calinda Lee, General Manager**

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

3. MISCELLANEOUS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations in respect of the Financial Framework Services. There are no third party beneficiaries of this Agreement.

4. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. PRIVILEDGE/CONFIDENTIALITY. This specified agreement between **TAP e-Payment Services (HK) Ltd.** and **TAP Services (HK) Ltd.** requires confidentiality. This contract or agreement containing any terms or conditions contained herein cannot be distributed to any third party, or any other acting outside this agreement, without express written permission from both parties herein. This agreement, and the terms specified in the agreement are to be held confidential between **TAP e-Payment Services (HK) Ltd.** ("TeP") and **TAP Services (HK) Ltd.** ("TAP Group"), subject only to financial/ legal disclosure requirements.

Initials ___ (TAP e-Payment Services (HK) Ltd.) ____ (TAP Services (HK) Ltd.)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date written above.

TAP e-Payment Services (HK) Limited (subsidiary of Sino Payments, Inc.)

Signature:

Matthew Mecke,
Chairman & CEO Sino Payments, Inc. and
Director of TAP e-Payment Services (HK) Ltd.

TAP Services (HK) Ltd.

Signature: ______________________
Calinda Lee, General Manager

Addendum: Services to be provided by TAP e-Payment Services (HK) Limited

Financial Framework (FF)

This widely use and well proven framework supports various credit card, debit card and smart payment card processing.

As most of the financial terminals are not utilizing industrial standard drivers, the Financial Framework helps developers to reduce the need to write direct coding in the application layer in order to use these financial terminals. Moreover, it also helps to speed up the development timeline with reduced need for certification and testing.

This framework supports the commonly used EFT terminals like Spectra Technologies S90xx for credit card and EPS transactions as well as Octopus for smart payment card processing. Optionally, this framework supports the accumulation and use of loyalty points onto the financial terminals.

The modules are developed with reference to industrial standards (e.g. PCI).

- Hong Kong SAR Government
  - Inland Revenue Department (IRD) EPS Debit Card Payments
  - Post Office – Octopus card transaction
- Watson's The Chemist (WTC)
  - EFT for ASW stores in multiple countries throughout Asia
- SOGO Hong Kong Co. Ltd
  - Octopus (pre-paid stored value magnetic subway and bus card);
  - Electronic Funds Transfer
  - eGiftCard
- Robinsons Retail Group
  - Electronic Funds Transfer including transactions to EDO Bank Philippines